EXHIBIT 16.1

May 31, 2016

United States Securities and Exchange Commission

Division of Corporate Finance

450 Fifth Street, N.W.

Washington, D.C. 20549

To Whom It May Concern:

We have read Item 4.01 of  Form 8-K dated May 31, 2016, of Eason Education Kingdom Holdings, Inc. and are in agreement with the statements contained in the four paragraphs on page two under bullet (a) therein.

We have no basis to agree or disagree with other statements of the registrant contained therein.

Very Truly Yours,

Stephen Wan Accountancy Corporation